Exhibit 6.5

                   NET PROFITS INTEREST AGREEMENT AND CONSENT


         This Net Profits Interest Agreement and Consent ("NPI Agreement") is made and entered into to be effective the 20th day of November, 1995, by and between CLIFTON MINING COMPANY (the "Company"), THE SUNDAY SCHOOL BOARD OF THE SOUTHERN BAPTIST CONVENTION, a Tennessee non-profit corporation, by its authorized agent K. BRUCE JONES ("Jones") and MATTHEW R. WHITE ("White").

                                   WITNESSETH:

         WHEREAS, Jones purchased 250,000 shares of restricted preferred stock and a Net Profits Interest by payment to the Company of $375,000 all as set forth in a separate agreement of even date herewith (the "Agreement"); and

         WHEREAS, the Company desires to issue to White the 5% Net Profits Interest, as set forth in this NPI Agreement, and has paid $25,000 as a finder's fee to White and Jones acknowledges and consents to such payment and issuance to White as set forth herein; and

         WHEREAS, this NPI Agreement, together with the Agreement, supersedes and replaces that certain letter agreement between the parries dated September 1, 1995; and

         WHEREAS, American Consolidated Mining Co. ("American") has agreed to lease (or otherwise convey) certain real and personal property at Gold Hill, Utah to the Company as the site for the construction by the Company of a milling facility to process approximately 500 tons per day (the "Mill") all as set forth in a separate agreement; and

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto hereby agree that the foregoing recitals are incorporated into this NPI Agreement by this reference and further agree as follows:

1. Issuance of Net Profits Interest. The Company hereby issues to White a Net Profits Interest as defined and described in this NPI Agreement ("Net Profits Interest"). White acknowledges the prior receipt of $25,000 which, together with the Net Profits Interest, constitutes complete payment of White's finder's fee in connection with the Jones investment in the Company.

2. Payment of Net Profits Interest. Except as provided in paragraph 3, the Company hereby agrees 10 pay TO White 5% of Net Profits (the "Net Profit Interest") for all ores and minerals mined or otherwise recovered and removed from the Company's mining claims, (as such are presently constituted), that are milled in the Mill and thereafter sold by or for the account of the Company after processing, smelting or refining ("Ores and Minerals"). "Net Profits" means the amount actually received by the Company from the sale of Ores and Minerals less, but only to the extent actually incurred and born by the Company (and its subsidiaries, if any): (1) charges and costs, if any, for mining,[1] extraction, milling, [2] treatment,

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[1] Mining costs shall mean costs and expenses accrued or incurred in accordance with generally accepted accounting principals by the Company in exploring for, developing, mining, extracting, removing, and transporting to the Mill Ores and Minerals. Such costs and expenses shall include, without limitation, those incurred for labor, machinery operation, fuel explosives and other materials, exploration drilling, developmental or ore delineation drilling, a reasonable allowance for depreciation and amortization of mining equipment and machinery (regardless

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processing, or other beneficiation, including but not limited to crushing and screening; (2) charges and costs, if any, for exploration and development; (3) charges and costs, if any. for transportation to places where Ores and Minerals are milled, treated, processed or otherwise beneficiated, smelted, refined and sold; (4) charges, costs and penalties, if any, for smelting, refining and marketing; (5) operating costs of the Company, including general and administrative expenses, [3] relative to and not otherwise covered by the foregoing described items; (6) depreciation; (7) sales, use, gross receipts, severance and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of Ores and Minerals, but excluding any taxes on net income; and (8) real and personal property taxes.

The Net Profits Interest shall be paid by the Company to White on or before the 45th day after the last day of the Company's fiscal quarter in which the Company receives payment for sale of the Ores and Minerals. The Company agrees to keep full, true, and accurate records and books of account of all transactions connected with its business and particularly with respect to its calculation of the Net Profits Interest. White shall have the right to examine and inspect such of the records and books of account of the Company at any reasonable time during normal business hours as are reasonably necessary to verify the accuracy of payments made or payable by the Company.

3. Termination of Net Profits Interest. The Company shall pay to White the 5% Net Profits Interest as described in paragraph 2 above until such time as the Company shall have paid to White the aggregate amount of $300,000 (whether from Net Profits Interest payments or otherwise) at which time the payment obligations of the Company shall cease. The Company agrees to use its best efforts to continue to operate the Mill until it shall have paid to White the aggregate amount of $300,000 (whether from Net Profits Interest payments or otherwise) which best efforts shall not require continued operations if the Mill is operating at a loss or the Company is otherwise financially unable to continue operation of the Mill; provided further that at any time after the Company has paid to White the aggregate amount of $300,000, at which time the payment obligations of the Company shall cease, the Company may terminate the operation of the Mill for any reason or may continue to operate the Mill in its sole discretion without any liability to White; provided further that if the Company terminates the operation of the Mill at any time prior to the payment to White of $300,000, the Net Profits Interest shall then be transferred and attach to any other mill then owned and operated by the Company to the extent that the Company has at that time an unallocated interest in the net profits of such other mill in the amount of at least 5% and such payment obligations shall then continue until the aggregate amount paid to White with respect to both the Milt and the other mill totals $300,000 at which time the payment obligations of the Company shall cease.

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of when acquired), a reasonable allowance for depletion and a reasonable allowance for future costs anticipated to be incurred by the Company in reclaiming the property in accordance with applicable laws and regulations. The Company agrees that exploration and development costs shall not exceed $4.00 per ton and reclamation costs shall not exceed $1.50 per ton.

[2] Milling costs shall mean costs and expenses incurred by the Company in milling or processing Ores and Minerals at the Mill. The Company shall be entitled to a reasonable allowance for depreciation of Mill facilities and equipment

[3] General and administrative costs shall mean costs and expenses incurred by the Company and properly allocable to the production of Ores and Minerals from the mining claims of the Company. General and administrative costs shall also include interest costs incurred in any bona fide financing transaction directly related to the development, operation, or commercialization of the mining claims of the Company with a view to process the mined material through the Mill, or in connection with the construction or operation of the Milt, The Company agrees that general and administration costs shall not exceed $4.50 per ton.

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4. Incorporation by Reference. The provisions of paragraphs 4 through 6 and 8 through 9 of the Agreement are incorporated herein by this reference,

                                 CLIFTON MINING COMPANY



                                 By: /s/ William D. Moeller             11/21/95
                                    --------------------------------------------
                                    William D. Moeller, President        Date


                                 THE SUNDAY SCHOOL BOARD OF
                                    THE SOUTHERN BAPTIST CONVENTION
                                 c/o K. Bruce Jones & Associates, Inc.
                                 4885 Olde Towne Parkway
                                 Marietta, Georgia 30068

                                 By: /s/ K. Bruce Jones                 11-15-95
                                    --------------------------------------------
                                    K. Bruce Jones, Authorized Agent      Date


                                 MATTHEW R. WHITE

                                  /s/ Matthew R. White                  12/18/95
                                 -----------------------------------------------
                                 Matthew R. White

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